                            STOCK PURCHASE AGREEMENT

                            DATED AS OF JUNE 29, 1999

                     FOR THE PURCHASE OF THE COMMON STOCK OF

                           WAMAR TOOL & MACHINE, INC.

                                     BETWEEN

                       CLARION PLASTICS TECHNOLOGIES, INC.

                                      BUYER

                                       AND

                   SHAREHOLDERS OF WAMAR TOOL & MACHINE, INC.

                                     SELLER

                                       AND

                           CLARION TECHNOLOGIES, INC.,

                             AS AN ADDITIONAL PARTY

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of June 28,1999, is entered into by and among Clarion Plastics Technologies, Inc., an Ohio corporation (the "Buyer"), on the one hand, and Wayne G. Martin ("Seller") on the other hand with respect to all of the outstanding shares of the capital stock of WAMAR TOOL & MACHINE, INC., a Michigan corporation ("Company"). Clarion Technologies, Inc., a Delaware corporation ("Parent") joins as an additional party hereto.

         A. The parties hereto wish to provide for the terms and conditions upon which the Buyer will acquire from the Seller all of the issued and outstanding shares of capital stock of the Company solely in exchange for shares of the common stock, $.001 par value of the Parent ("Parent Common Stock").

         B. The Seller owns all of the issued and outstanding shares of capital stock of the Company.

         C. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of all of the issued and outstanding capital stock of the Company and also to prescribe various conditions to such transaction.

         D. Concurrently herewith, Buyer has entered into a stock purchase agreement with the shareholders of Wamar Products, Inc. pursuant to which Buyer has agreed to purchase and such shareholders have agreed to exchange all of the outstanding common stock of Wamar Products, Inc. for cash and for Parent common stock (the "Wamar Products Agreement").

         E. At Closing Wamar Products shall enter into a "Lease" and "Option and Put Agreement for Real Property" which contains certain lease and purchase and sale rights with Rosamaria, L.L.C. relating to the real estate where Company and Wamar Products, Inc. currently conduct their business.

         Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

1. EXCHANGE OF STOCK.

         1.1. SHARES TO BE ACQUIRED.
              ----------------------

         Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), Seller will sell, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, at the Closing, the number of shares of common stock of the Company (the "Company Common Stock"), set forth on Exhibit 1.1 attached hereto (the "Shares"), representing all of the issued and outstanding capital stock of the Company.

         1.2. ACQUISITION PRICE.
              ------------------

         Parent will, in full payment for the Shares to be acquired from all of the Seller pursuant to this Agreement, deliver to Seller at the Closing stock certificates aggregating 200,000 shares of Parent Common Stock (the "Parent Shares") in amounts pro rata based upon the number of Shares held by Seller as set forth on Exhibit 1.1 attached hereto.

         1.3. GENERAL HOLDBACK.
              -----------------

              (a) There shall be no general holdback under this Agreement. However, the obligations of Seller to Buyer for breach of representations and warranties under this Agreement and for any amount due under Article 8 of this Agreement, shall be subject to a general right of offset against the General Holdback as set forth under Section 1.3 of the Wamar Products Agreement. The maximum liability of the Seller hereunder shall be subject to the maximum limitation as set forth in Section 1.4 below, considered in the aggregate with the maximum limitations of liability under Section 1.4 of the Wamar Products Agreement.

              (b) The Buyer and the Seller will in good faith negotiate to resolve any dispute between them with respect to any matters subject to offset against the General Holdback of Wamar Products promptly and amicably and without resort to any legal process. If the Seller and Buyer cannot agree, then, unless otherwise mutually agreed, the dispute will be submitted to nonbinding mediation in Grand Rapids, Michigan. The parties will jointly appoint a mutually acceptable independent mediator, which mediator shall have thirty (30) days following the appointment to resolve such dispute. If not resolved thereby, the parties shall then have the right to pursue any other remedies set forth herein, under Michigan law or in equity.

         1.4 LIMITATION OF LIABILITY.
             ------------------------

         The liability of Seller under this Agreement with respect to any breach or failure of representations or warranties under Article 2 hereof, shall be subject to the following special rules and limitations:

              (a) Liability of Seller for breach or failure of any representation or warranty hereunder resulting in liability shall be limited to the sum of all items or claims thereof in excess of Seventy-Five Thousand Dollars ($75,000) as so finally determined under the Agreement (the "Basket"). The Basket shall be in the aggregate determined jointly with the Wamar Products Basket under the Wamar Products Agreement. For this purpose, the accounting adjustments set forth on Exhibit 4.11 shall not be counted as adjustments toward the $75,000 Basket described herein.

              (b) Notwithstanding the above, but subject to Section 1.4(c) below, the maximum liability of Seller under Article 2 and/or Article 8 of this Agreement arising from a breach of representations and warranties shall be limited to the amount of Five Hundred Thousand Dollars ($500,000), chargeable by right of offset first against the General Holdback as described under Section
1.3 of the Wamar Products Agreement. To the extent there is liability under
Article 2 and/or Article 8 in excess of such General Holdback after the application of the preceding rule, then Seller shall reimburse Buyer for such excess liability up to the maximum amount of the $500,000 limitation described herein.

                  (c) The collective liability for breach of the representations and warranties as set forth above shall be further limited by an aggregate amount of Five Hundred Thousand Dollars ($500,000), such aggregate limitation to be reduced by the sum of any amount of any breach or claim of a violation of any representation and warranty under the terms and conditions of (i) the Stock Purchase Agreement between Wamar Products, Inc., Clarion Plastics Technologies, Inc., Clarion Technologies, Inc., and the respective shareholders of Wamar Products, Inc., dated June 29, 1999, (ii) the Lease between Wamar Products, Inc. and Rosamaria, L.L.C. dated as of the Closing and (iii) the Option and Put For Real Property dated as of the Closing between Wamar Products, Inc. and Rosamaria, L.L.C.

         1.5. CLOSING.
              --------

         Unless this Agreement has been terminated and the transactions contemplated have been abandoned pursuant to Article 7 hereof, a closing (the "Closing") will be held on August 2, 1999 at 1:00 p.m., Grand Rapids, Michigan local time or at such other time as the parties may agree upon (the "Closing Date"); provided, however, that if any of the conditions provided for in Articles 5 and 6 hereof have not been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the best efforts of such party, will be entitled to postpone the Closing by notice to the other parties until such condition or conditions will have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event will the Closing occur later than August 6, 1999 (the "Termination Date"). The Closing will be held at the offices of McShane & Bowie, P.L.C. in Grand Rapids, Michigan or such other place as the parties may agree, at such time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

         1.6. EFFECTIVE DATE.
              ---------------

         The effective date of this Agreement for financial accounting and tax purposes shall be May 31, 1999 ("Effective Date").

2. REPRESENTATIONS AND WARRANTIES OF SELLER.

         For the purposes of these representations and warranties the following definitions shall apply:

         "Seller's knowledge" or "knowledge" shall mean (i) the actual knowledge of the person making the representation and warranty, but without any investigation or inquiry, and (ii) knowledge which such person would ordinarily have if such person exercised customary and reasonable diligence in his capacity as an Officer and Director of the Company.

         "Material Adverse Effect" with respect to the Company means an individual or cumulative adverse change in or effect on the business, customers, customer relations, operations, properties, working capital condition (financial or otherwise), assets, properties or liabilities of the Company which is reasonably expected in the foreseeable future to be materially adverse to the business, properties, working capital condition (financial or otherwise), assets, or liabilities of the Company or would prevent the Company or the Seller from consummating the transactions contemplated hereby.

         Subject to the limitations of Sections 1.3 and 1.4 above, Seller hereby represents and warrants to the Buyer and Parent as follows:

         2.1. DISCLOSURE SCHEDULE.
              --------------------

         The disclosure schedule dated the date hereof shall be delivered by Seller to the Buyer and Parent within two (2) weeks of the date of execution of this Agreement (the "Disclosure Schedule"). The Disclosure Schedule is divided into sections which correspond to the sections of this Article 2. The Disclosure
Schedule is true, accurate and complete. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

         2.2. CORPORATE ORGANIZATION.
              -----------------------

         The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan with corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, and to the knowledge of Seller is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect. The Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business. The Company does not own (and has not at any time during the five (5) years preceding the date set forth above owned) of record or beneficially any outstanding equity securities or other ownership interest in any corporation, partnership or other legal entity.

         2.3. CAPITALIZATION.
              ---------------

         The authorized capital stock of the Company is set forth in the Disclosure Schedule. The Shares, as set forth in the Disclosure Schedule, represent all of the issued and outstanding capital stock of the Company. All issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable and are without, and were not issued in violation of, preemptive rights. The Shares are free and clear of all Encumbrances, and, except as set forth on the Disclosure Schedule, there are no agreements relating to any of the Seller's ownership of such Shares. Upon the consummation of the transactions contemplated hereby, the Buyer will acquire good and marketable title to the Shares free and clear of all Encumbrances.

There are no issued and outstanding options, warrants, rights, conversion privileges, securities, contracts, commitments, understandings or arrangements by which the Company is bound to issue any additional shares of its capital stock, equity securities or options or warrants to purchase shares of its capital stock or any securities convertible into or exchangeable for such shares, securities or rights. For purposes of this Agreement, "Encumbrances" means pledges, liens, security interests, restrictions, claims or charges of any kind.

         2.4. AUTHORIZATION.
              --------------

         The Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby (including, without limitation, the power to sell, transfer and convey the Shares). The Seller is not a resident of any state that has enacted community property statutes nor is the Seller subject to any community property statutes. Seller has the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including, without limitation, the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by this Agreement to be executed and delivered by any of them, including, without limitation, the Lease and Option and Put for Real Property (the "Closing Agreements"). This Agreement has been duly and validly executed by the Seller and is the valid and binding legal obligation of the Seller enforceable against them in accordance with its terms, except as may be limited by (i) any applicable bankruptcy, reorganization, arrangement, winding-up, solvency, moratorium, fraudulent conveyance, or other similar laws now or in the future in effect relating to creditors' rights generally, and (ii) the effects of general principles of equity (regardless of whether considered in a proceeding at equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief, appointment of a receiver or any other equitable remedy. At Closing, the Closing Agreements will be duly and validly executed by the Seller and will constitute valid and binding legal obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as may be limited by (i) any applicable bankruptcy, reorganization, arrangement, winding-up, solvency, moratorium, fraudulent conveyance, or other similar laws now or in the future in effect relating to creditors' rights generally, and (ii) the effects of general principles of equity (regardless of whether considered in a proceeding at equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief, appointment of a receiver or any other equitable remedy.

         2.5. NON-CONTRAVENTION.
              ------------------

         Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of the Company; (ii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company or Seller is a party or by which the Company or Seller is or may be bound; or (iii) to the knowledge of Seller, violate any Law of any Authority. "Laws" means any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters. "Authority" or "Authorities" means any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.

         2.6. CONSENTS AND APPROVALS.
              -----------------------

         Except as set forth in the Disclosure Schedule, with respect to the Company and Seller, no Consent from any individual or entity, including, without limitation, any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or Seller or the consummation by the Company or Seller of the transactions contemplated herein. "Consent" means any consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual or entity, including, without limitation, any Authority.

         2.7. FINANCIAL STATEMENTS.
              ---------------------

         Buyer acknowledges that it has received complete copies of all of the Company's balance sheets as of December 31, 1998 and 1997, statements of income for the fiscal years then ended, all such financial statements having been prepared by the Company's management and that none of such financial statements have been audited, as well as an unaudited balance sheet as of March 31, 1999 and unaudited statements of income, for the period ended March 31, 1999 (collectively the "Financial Statements") and have had full opportunity to review and ask questions of the same. Except as disclosed therein or in the Disclosure Schedule, to the knowledge of Seller, the Financial Statements: (i) are in accordance with the books and records of the Company and have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied for all periods (except as stated therein or in the notes thereto); (ii) there are no unbooked Liabilities; and (iii) are true, complete and accurate in all material respects and fairly present the financial position of the Company as of the respective dates thereof, and the income or loss for the periods then ended. The representations herein are qualified and limited in their entirety with respect to any matters contrary to the above that Buyer or Buyer's representatives acquire knowledge of by virtue of their audit of Company's books and records. The balance sheet as of March 31, 1999 is hereinafter referred to as the "Most Recent Balance Sheet" and the statement of income for the period ending March 31, 1999 is hereinafter referred to as the "Most Recent Income Statement".

         2.8. ABSENCE OF UNDISCLOSED LIABILITIES.
              -----------------------------------

         There are no Liabilities of the Company including Liabilities which may become known or which arise only after the Closing and which result from acts, omissions or occurrences of the Seller or the Company prior to the Closing other than: (i) Liabilities and obligations which are fully reflected or reserved for in the Most Recent Balance Sheet; (ii) Liabilities for express executory obligations to be performed after the Closing under the contracts described in Sections 2.13 and 2.14 of the Disclosure Schedule; and (iii) Liabilities incurred by the Company in the ordinary course of business since the Most Recent

Balance Sheet. "Liability" or "Liabilities" means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or unaccrued, fixed or contingent, matured or unmatured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Company's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable. To the knowledge of Seller, the Company is not subject to any obligation or requirement to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person or entity.

         2.9. ABSENCE OF CERTAIN CHANGES.
              ---------------------------

         To the knowledge of Seller, except as set forth in the Disclosure Schedule, since the date of the Most Recent Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Buyer or Buyer's representatives have had an opportunity and will again be given an opportunity prior to closing to review the sales, expense, and other business records of the Company, and to ask questions or make inquiries of Seller of same, from the Effective Date to Closing to verify the accuracy of this representation and warranty.

         2.10. ASSETS; NET WORTH.
               ------------------

              (a) The Company owns no real property.

              (b) To the knowledge of Seller, except as set forth in the Disclosure Schedule, all real properties owned and leased by the Company are free from any structural defects, in good operating condition and repair, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use and free from other Material defects. To the knowledge of Seller, except as set forth in the Disclosure Schedule, each such real property and its present use conform in all respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws. To the knowledge of Seller, except as set forth in the Disclosure Schedule, all public utilities necessary for the use and operation of any facilities on the aforesaid real properties are available for use or access at such properties and there is no legal or physical impairment to free ingress or egress from any of such facilities or real properties. Neither the Company nor Seller is a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

              (c) Except as set forth in the Disclosure Schedule, the Company has good and marketable title to all of its assets and properties whether or not reflected in the Most Recent Balance Sheet or acquired after the date thereof, free and clear of any Lien, other than Permitted Liens. "Liens" means any pledge, lien, security interest, conditional or installment sales agreement, encumbrance or claim. "Permitted Liens" means (i) liens securing specific Liabilities shown on the Most Recent Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics', carriers', workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title which do not individually or in the aggregate, impair the continued use and operation of the assets and fixtures to which they relate in the operation of the Company as currently conducted; and (iv) liens for current taxes not yet due and payable.

              (d) Except as set forth in the Disclosure Schedule, to the knowledge of Seller, the machinery, equipment, vehicles and other personal property used by the Company (whether or not reflected on the Most Recent Balance Sheet or acquired after the date thereof) are in good operating condition and repair and fit for the intended purposes thereof, and no substantial maintenance, replacement or substantial repair has been deferred or neglected, taking into account the age and usage of such machinery, equipment, vehicles, and other personal property.

              (e) To the knowledge of Seller, the Company owns or leases all of the assets and properties, and is a party to all licenses and other agreements, presently used or necessary to carry on the business or operations of the Company as presently conducted; (ii) the Company does not own or lease any assets or properties that are not used in the ordinary course of the Company's business; and (iii) all leasehold interests relating to real property, machinery, equipment, vehicles and other personal property are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any violation, breach, or default thereof or thereunder.

              (f) Upon the Closing of the transactions contemplated by this Agreement, Seller will have any claim against any of the assets of the Company, Buyer or Parent as a result of any buy-sell, tax sharing or other similar agreement.

              (g) Upon the Closing of the transactions contemplated by this Agreement, the net worth of the Company shall be at least equal to the amount of Four Million Two Hundred Twenty Thousand Dollars ($4,220,000), taking into account all adjustments allowed as set forth in Exhibit 4.11 hereof, and using generally accepted accounting principles consistently applied. For this purpose, the net worth of the Company shall be considered in the aggregate with the net worth of Wamar Products, Inc.

         2.11. INVENTORIES.
               ------------

         To the knowledge of Seller, except as set forth in the Disclosure Schedule, all work in process as of the date of the Most Recent Balance Sheet is, and as of the Closing Date will be, valued at cost. To the knowledge of Seller, except as set forth in the Disclosure Schedule, all inventory of the Company, whether reflected in the Most Recent Balance Sheet or otherwise, (i) consists of a quality and quantity useable and salable in the ordinary course of business, and (ii) the present quantities of all inventory of the Company are reasonable in the present circumstances for the business as currently conducted or as proposed to be conducted. The representation and warranty is qualified by the fact that Buyers' auditors will take prior to closing a complete and full inventory and Seller shall have full and complete opportunity to review and ask questions of Buyers of the same. Seller shall review such inventories in detail with Buyer as Buyer reasonably requests.

         2.12. TRADE ACCOUNTS RECEIVABLE; NOTES RECEIVABLE AND PAYABLES.
               ---------------------------------------------------------

         To the knowledge of Seller:

              (a) The most recent Balance Sheet reflects all of the receivables, if any, of the Company and Buyer shall have full opportunity to review the business records of Company, audit the same and ask questions of Seller regarding the same prior to Closing. To the knowledge of Seller, except as set forth on the Disclosure Schedule, (i) the Company has good right, title and interest in and to all trade accounts receivable and notes receivable reflected in the Most Recent Balance Sheet and those acquired and generated since the date of the Most Recent Balance Sheet (except for those paid since the date of the Most Recent Balance Sheet) (the "Account Receivables"); (ii) none of such Account Receivables is subject to any Lien, other than Permitted Liens; (iii) all of the Account Receivables owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known material claims, refusals to pay or other rights of set-off against any thereof; and
         (iv) the aging schedule of the Account Receivables of the Company attached to the Disclosure Schedule is complete and accurate in all material respects and Buyers have had opportunity to audit the same. Seller hereby covenant and agree to review the detailed accounts receivable

              (b) To the knowledge of Seller:

                  (i) all trade accounts payable and notes payable of the
              Company are reflected in the Most Recent Balance Sheet and those acquired and generated since the date of the Most Recent Balance Sheet (except for those paid since the date of the Most Recent Balance Sheet) (the "Accounts Payables"); and

                  (ii) all such Accounts Payables arose from bona fide
              transactions in the ordinary course of the Company's business.

         2.13. SCHEDULES; NO CONTRACT DEFAULTS.
               --------------------------------

              (a) The Disclosure Schedule contains an accurate and complete list and description of all real property in which the Company has a leasehold or other interest or which is used by the Company in connection with the operation of its business, together with a copy of each such lease and any amendments.

              (b) To the knowledge of Seller, the Company's business records accurately reflect in all material respects (and Buyers acknowledge that they have had opportunity to review the same as part of their audit prior to closing):

                  (i) All machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by the Company, and all leases, Liens, restrictions, covenants and conditions relating thereto (except for small tools and equipment which are expensed as part of Company's business practices.)

                  (ii) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds, options, warrants or other securities of the Company or pursuant to which the Company has acquired any substantial portion of its business or assets.

                  (iii) All contracts, agreements, commitments or understandings that restrict the Company from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

                  (iv) All material purchase or sale contracts or agreements for purchases or sales.

                  (v) All collective bargaining agreements, employment and
              consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans, group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation and other bonus practices, to which the Company is a party or is bound or which relate to the operation of the Company's business.

                  (vi) All contracts, commitments, agreements and arrangements with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code.

                  (vii) The names and current annual salary rates of all persons
              (including independent commission agents) whose annual compensation (direct or indirect) from the Company is currently at the rate of more than Fifty Thousand Dollars ($50,000) per annum.

                  (viii) The names of all of the Company's directors and
              officers.

                  (ix) All material written contracts, agreements and
              commitments, and tooling purchase orders, relating to the sale of the Company's products, including, without limitation, any sales representative, distributor or reseller agreements (the "Sales Agreements").

                  (x) The social security number and address of the Seller.

                  (xi) All material contracts, agreements and commitments,
              whether or not fully performed, relating to or arising out of the business of the Company and not otherwise disclosed pursuant to this Section 2.13.

              (c) To the knowledge of Seller, (i) all material contracts, agreements, leases, licenses and commitments (the "Assumed Contracts") referred to or which may be required to be listed on Sections 2.13 and
         2.14 of the Disclosure Schedule (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, and are in full force and effect; (ii) the Company is not in breach, violation or default, however defined, in the performance of any of its material obligations under any Assumed Contract, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof; and (iii) no other parties thereto are in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof. True and complete copies of all material Assumed Contracts (together with any and all amendments thereto) have been supplied to Buyer. Buyer acknowledges it has had full access thereto for purposes of its audit and other due diligence.

         2.14. INTELLECTUAL PROPERTY RIGHTS.
               -----------------------------

              (a) The Company owns no (i) patents, patent applications (collectively the "Patents"), (ii) copyrights, copyright applications (the "Copyrights"), (iii) tradenames, registered and common law trademarks, trademark applications (the "Trademarks"), (iv) service marks, service mark applications (the "Service Marks"), and (v) computer programs and other computer software, trade secrets, plans and specifications, inventions, know-how, technology, proprietary processes and formulae (the "Trade Secrets") which are necessary or used in connection with the conduct of the business of the Company (the Patents, Copyrights, Trademarks, Service Marks and Trade Secrets are collectively referred to as "Intellectual Property Rights"). All issued Patents and registered Copyrights, Trademarks and Service Marks are collectively referred to as the "Registered Intellectual Property Rights." To the knowledge of Seller, the Company does not need to own any Intellectual Property Rights to conduct the Company's business as presently conducted.

              (b) To the knowledge of Seller, the Company is not obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights or Third Party Intellectual Property Rights.

              (c) To the knowledge of Seller, no employee, contractor or consultant of the Company has entered into any agreement which restricts or limits in any way the scope or type of work in which such employee, contractor or consultant may be engaged or requires such employee, contractor or consultant to transfer, assign or disclose information concerning such employee's, contractor's or consultant's work to anyone other than the Company.

         2.15. LITIGATION.
               -----------

         There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including, without limitation, a proceeding, suit, claim or action, or an investigation, review or audit, involving any Environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or, to the knowledge of Seller, threatened by or against or involving the Company or its assets, properties or business or the Company's directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

         2.16. TAX MATTERS.
               ------------

         Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants the following with respect to the Company:

              (a) There have been properly completed and duly filed on a timely basis and in correct form, all Tax Returns required to be filed on or prior to the date hereof by the Company or the Seller with respect to Taxes of the Company. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon. There is no omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by the Company for any period. Any Tax Returns filed after the date hereof, but on or before the Closing Date, will conform with the provisions of this subsection 2.16(a).

              (b) With respect to all amounts in respect of Taxes imposed upon the Company or the Seller, or for which the Company or the Seller are or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been or will be fully complied with, and all such amounts of Taxes required to be paid by the Company or the Seller to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date. There are no Liens for such Taxes upon any property or assets of the Company. The Company has withheld and remitted all amounts required to be withheld and remitted by it in respect of Taxes.

              (c) Except as set forth in the Disclosure Schedule, neither the federal Tax Returns of the Company (and of the Seller to the extent the operations of the Company are reflected in the Seller' Tax Returns) nor any state or local Tax Return of the Company, have been examined by the Internal Revenue Service or any similar state or local Authority, and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any similar state or local Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Disclosure Schedule, all deficiencies and assessments of Taxes of the Company (or any of the Seller to the extent attributable to the business or operations of the Company) resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to the Company or Seller of any intention to make an examination of any Taxes by any Authority. Except as set forth in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

              (d) For purposes of computing Taxes and the filing of Tax Returns, the Company has not failed to treat as "employees" any individual providing services to the Company who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

         For purposes of this Agreement, the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies or any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes. In addition, the term "Tax Returns" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns.

         2.17. BENEFIT PLANS.
               --------------

         Other than as set forth in the Disclosure Schedule, neither the Company nor any affiliate of the Company sponsors, maintains, contributes to or is required to contribute to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the knowledge of Seller, there are no facts or circumstances which could, directly or indirectly, subject the Buyer or any of its affiliates to any Liability of any nature with respect to any pension, welfare, incentive, perquisite, paid time off, severance or other benefit plan, policy, practice or agreement sponsored, maintained or contributed to by the Company or any affiliate, to which the Company or any affiliate is a party or with respect to which the Company or any affiliate could have any liability.

         2.18. LABOR MATTERS.
               --------------

         Except as set forth in the Disclosure Schedule, to the knowledge of
Seller:

              (a) the Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

              (b) there is no unfair labor practice complaint against the Company pending or threatened before the National Labor Relations Board or any other comparable Authority;

              (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or directly affecting the Company;

              (d) no labor representation question exists respecting the employees of the Company and there is not pending or threatened any activity intended or likely to result in a labor representation vote respecting the employees of the Company;

              (e) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims exist or have been threatened;

              (f) no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company;

              (g) the Company has not experienced any significant work stoppage or other significant labor difficulty;

              (h) the Company is not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including, without limitation, any amounts due under any Pension Plan, Welfare Plan or Compensation Plan; and

              (i) upon termination of the employment of any person, neither the Company, the Buyer, or any subsidiary or affiliate of the Buyer will, by reason of anything done at or prior to or as of the Closing Date, be liable to any of such persons for so-called "severance pay" or any other payments, except for the agreement with Duane Dinninger referred to in Section 2.13(b)(ix).

         2.19. PERMITS AND OTHER OPERATING RIGHTS.
               -----------------------------------

         Except as set forth in the Disclosure Schedule, to the knowledge of Seller, (i) the Company does not require the Consent of any Authority to permit it to operate in the manner in which its business is presently being operated; and (ii) the Company possesses all permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Company from being able to continue to use such permits and operating rights.

         2.20. COMPLIANCE WITH LAW.
               --------------------

         To the knowledge of Seller, the Company has not previously failed and is not currently failing to comply with any applicable Laws relating to the business of the Company or the operation of its assets, including, without limitation, any import, export and immigration laws. There are no proceedings and no proceedings are pending or to the Seller's knowledge threatened, nor has any officer of the Company or the Seller received any written notice regarding any violation of any Law.

         2.21. ENVIRONMENTAL MATTERS.
               ----------------------

         Except as set forth in the Disclosure Schedule:

              (a) The Company, any subsidiary or former subsidiary of the Company, any previous owner, tenant, occupant or user of any property owned or leased by or to the Company or by or to any subsidiary or former subsidiary (the "Properties") have complied in all material respects with all law relating to any Environmentally Regulated Materials and have complied in all material respects with all Environmental and Occupational Safety and Health Law.

              (b) No enforcement, investigation, cleanup, removal, remediation or response or other governmental or regulatory actions have been asserted or threatened (A) with respect to operations conducted by the Company on the Properties or, (B) with respect to the Properties themselves or, (C) against the Company or any subsidiary or former subsidiary with respect to or in any way regarding the Properties pursuant to any Environmental and Occupational Safety and Health Laws.

              (c) No claims or settlements relating to or arising out of Environmental and Occupational Safety and Health Laws or Environmentally Regulated Materials, have been made or, to the knowledge of the Seller, been threatened by any third party, including any Authority, nor, to the knowledge of the Seller, does there exist any basis for any such claim (any such enforcement, investigation, cleanup, removal, remediation or response, other governmental or regulatory action, claim or settlement is herein referred to as an "Environmental Claim") against the Company or any subsidiary or former subsidiaries with respect to the Properties or operations conducted thereon, or with respect to the Properties or the operations thereon.

              (d) To the knowledge of Seller, with regard to the Company and the Properties, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with Environmental and Occupational Health and Safety Laws, as in effect on the Closing Date.

              (e) For purposes of this Agreement, "Environmental and Occupational Safety and Health Law" means any common law or duty, case law or other Law, that (i) regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters, or (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws shall include, but not be limited to, the National Environmental Policy Act, 42 U.S.C. ss.ss. 4321 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., the Federal Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11011, the Hazard Communication Act, 29 U.S.C. ss.ss. 651 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136, and any case law interpretations, amendments or restatements thereof, or similar enactments thereto, as is now or at any time hereafter may be in effect, as well as their international, state and local counterparts. For purposes of this Agreement, "Environmentally Regulated Materials" means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law.

         2.22. INSURANCE.
               ----------

         The Company's normal business records reflect accurately in all material respects all policies of fire and other casualty, auto, liability, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company, and copies of all such policies have been provided or made available to Buyer or Buyer's representatives. With respect to each such insurance policy to the knowledge of Seller: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects;
(ii) neither the Company nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any material provision thereof. The Disclosure Schedule describes any material self-insurance arrangements affecting the Company. Buyers acknowledge that they will review such insurance policies and matters as part of their audit and have had fully and complete access to Company's books and records regarding the same.

         2.23. BANK ACCOUNTS.
               --------------

         The Disclosure Schedule contains a list of the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; and the names of all persons, if any, holding tax or other powers of attorney from the Company and a summary of the terms thereof.

         2.24. ABSENCE OF CERTAIN BUSINESS PRACTICES.
               --------------------------------------

         The Seller, and to the knowledge of Seller, no director, officer, employee or agent of the Company, nor any other person acting on behalf of the Company or the Seller, has, directly or indirectly, within the past five (5) years given or agreed to give any illegal gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which might subject the Company, the Seller or Buyer to any damage or penalty in any civil, criminal or governmental litigation proceeding, or (ii) if not given in the past, might have had an adverse effect on the assets, business or operations of the Company as reflected in the Financial Statements.

         2.25. ORDERS, COMMITMENTS AND RETURNS.
               --------------------------------

         Except as set forth in the Disclosure Schedule, to the knowledge of Seller, all accepted and unfulfilled orders for the sale of products with a customer and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. Except as set forth in the Disclosure Schedule, to the knowledge of Seller, there are no material claims against the Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

         2.26. PRODUCTS AND WARRANTIES.
               ------------------------

         To the knowledge of Seller, each product manufactured, sold, leased, or delivered by the Company has been in conformity in all Material respects with all applicable contractual commitments and all express and implied warranties, and meets or exceeds the standards required by all Laws now in effect and neither the Company nor the Seller know of any pending legislation, ordinance or regulation, which if adopted, would have a Material Adverse Effect upon the products sold by the Company. To the knowledge of Seller, the Company does not have any Liability (and there is no basis for any present or any future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of it giving rise to any Liability) for replacement or repair of any product manufactured, sold, leased, or delivered by the Company or other damages in connection therewith other than may occur in the ordinary course of business. To the knowledge of Seller, no product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. To the knowledge of Seller, the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

         2.27. PRODUCT LIABILITY; AUTO LIABILITY AND WORKERS' COMPENSATION.
               ------------------------------------------------------------

         To the knowledge of Seller, the Company does not have any Liability (and there is no basis for any present or any future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of: (i) any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company; or (ii) any injury to individuals or property as a result of the ownership or lease by the Company of any automobile. Except as set forth in the Disclosure Schedule, to the knowledge of Seller, there are no open workers' compensation claims against the Company.

         2.28. CUSTOMER.
               ---------

         Except as set forth in the Disclosure Schedule, the Seller has no knowledge that the Company has received any notice (written or oral) that any material customer of the Company will terminate its relationship with the Company or, as the case may be, significantly decrease its business with the Company, as a result of the transactions contemplated by this Agreement or for any other reason.

         2.29. TRANSACTIONS WITH CERTAIN PERSONS.
               ----------------------------------

         Except as set forth in the Disclosure Schedule, during the past three
(3) years, the Company has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, (i) Seller or (ii) any affiliate or associate of the Seller or any officer, director, member, shareholder, or partner of any affiliate or associate of the Seller (except with respect to compensation in the ordinary course of business for services rendered as an officer, director or employee of the Company). The Company does not owe any amount to, or have any agreement or contract with or commitment to, any of its officers, directors, shareholders, employees or consultants or any affiliate or associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to the Company.

         2.30. BOOKS AND RECORDS.
               ------------------

         The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Buyer, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of the Company. At the Closing, all of those books and records will be in the possession of the Company.

         2.31. BUSINESS GENERALLY.
               -------------------

         Except as set forth in the Disclosure Schedule, to the knowledge of Seller, there has been no event, transaction or information which has come to the attention of the Seller as of the date of this Agreement which, as it relates directly to the business of the Company, would, individually or in the aggregate, reasonably be expected in the foreseeable future to have a Material Adverse Effect on the Company.

         2.32. BROKERS.
               --------

         Except as set forth in the Disclosure Schedule, neither the Company, the Seller nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Seller for any such fee or commission to be claimed by any person or entity.

         2.33. AUTHORITY TO TRANSFER SHARES.
               -----------------------------

         Seller has full legal right, power and authority to sell, transfer, assign and deliver the Shares to the Buyer at Closing and delivery of the Shares at Closing will transfer to the Buyer valid legal and beneficial ownership thereto free and clear of all Encumbrances.

         2.34. ACCESS TO INFORMATION; FULL KNOWLEDGE.
               --------------------------------------

              (a) The Parent Shares to be received by the Seller pursuant to this Agreement are being acquired for the Seller's own account, for investment purposes only and not with a view to any public resale, public distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "1933 Act") or any state securities or Blue Sky law and such Parent Shares will not be sold or otherwise disposed of except in compliance with the 1933 Act, or in reliance upon an exemption therefrom and in compliance with any state securities or Blue Sky laws. The Parent Shares have not been registered under the 1933 Act or any state securities or Blue Sky law.

              (b) The Seller agrees that Seller, either alone or with a representative, has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of the prospective investment in the Parent Shares and are able to bear the economic consequences thereof. In making the decision to invest in the Parent Shares, the Seller has relied upon independent investigations made by him and, to the extent believed by him to be appropriate, Seller's representatives, including the Seller's own professional, tax and other advisors.

              (c) The Seller and his representatives have been given a full opportunity to examine all documents and to ask questions of, and to receive answers from Buyer and its representatives concerning the terms of the transfer of the Shares to Buyer, the Seller's investment in the Parent Shares and the business of Buyer and Parent and such other information as the Seller desires in order to evaluate an investment in the Parent Shares, and all such questions have been answered to the full satisfaction of the Seller. The Seller has evaluated the merits and risks of an investment in the Parent Shares and have determined that the Parent Shares are a suitable investment for the Seller in light of the Seller's overall financial condition and prospects. The Seller has been furnished with all publicly available information about Buyer's and Parent's assets, operations, and business activities which the Seller has requested and which the Seller considers necessary or relevant to enable the Seller to make a prudent decision about the sale of the Shares to Buyer and the Seller's acquisition of the Parent

         Shares. The Seller acknowledges that he has reviewed the following reports filed by Parent with the Securities and Exchange Commission during the past twelve (12) months pursuant to Section 13(a) of the Securities Exchange Act of 1934: Annual Report on Form 10-KSB for the year ended December 31, 1998, Quarterly Reports on Form 10-QSB for the quarters ending June 30, 1998, September 30, 1998 and March 31, 1999 and Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 1999.

              (d) The Seller has not relied upon any representation or warranty from Buyer, Parent or any of their directors, officers, employees, agents, affiliates or representatives, with respect to the value of the Parent Shares, other than as set forth in the publicly available information described in this Section 2.34 and as set forth in Section
         3.6. Buyer and Parent have not made any representation, warranty, acknowledgment or covenant, in writing or otherwise, to the Seller regarding the value of the Parent Shares or the tax consequences, if any, of the sale of the Shares or of the resale of the Parent Shares by the Seller other than as set forth in Section 3.6. The Seller has been advised, and is aware, that the market prices of shares of stock of publicly traded companies fluctuate and that there can be no assurance as to the future performance of any given securities, including shares of Parent Common Stock.

              (e) The Seller acknowledges that the Shares are personal to the Seller and may not be transferred or assigned. Seller has consented to the placing of the following legend on the certificates for the Parent Shares.

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT DESCRIBING SUCH PROPOSED TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF THAT ACT OR IF, IN THE OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE SATISFACTORY TO THE ISSUER OF THESE SHARES AND ITS COUNSEL, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THAT ACT IS AVAILABLE.

              (f) The Parent hereby covenants to use its best efforts to file with the Securities and Exchange Commission on a timely basis all information that the Securities and Exchange Commission may require and take all actions that may be required as a condition to the availability of Rule 144 under the 1933 Act (or any successor exemptive rule in effect) with respect to the Parent Shares. This covenant will survive Closing for a period of two (2) years.

         2.35. ACCURACY OF INFORMATION.
               ------------------------

         To the knowledge of Seller, no representation or warranty made by the Seller in this Agreement, the Disclosure Schedule, or in any agreement, instrument, document, certificate, statement or letter furnished to the Buyer at or prior to the Closing by or on behalf of the Company or the Seller in connection with any of the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein. To the knowledge of Seller, there is no material fact as of the date hereof which has not been disclosed to the Buyer to which the Seller has knowledge related to the Company, its operations, properties, financial condition or prospects which has a Material Adverse Effect or, to the knowledge of the Seller, in the foreseeable future may have a Material Adverse Effect on the Company.

3. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

         The Buyer and Parent represent and warrant to the Seller as follows:

         3.1. CORPORATE ORGANIZATION.
              -----------------------

         The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2. AUTHORIZATION.
              --------------

         The Buyer and Parent have full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of both the Buyer and Parent have taken all action required by law, their certificate or articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders of the Buyer or Parent is required. This Agreement is the valid and binding legal obligation of the Buyer and Parent enforceable against the Buyer and Parent in accordance with its terms.

         3.3. NON-CONTRAVENTION.
              ------------------

         Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate any provision of the certificate or articles of incorporation or bylaws of the Buyer or Parent; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, and Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer or Parent, (A) violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Buyer or Parent is a party or by which the Buyer or Parent or any of their respective properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or (B) result in the creation or imposition of any Lien, except Permitted Liens, upon any property or assets of the Buyer or Parent under any debt, obligation, contract, agreement or commitment to which the Buyer or Parent is a party or by which the Buyer or Parent or any of their respective assets or properties is or may be bound; or (iii) violate any Law.

         3.4. CONSENTS AND APPROVALS.
              -----------------------

         No Consent is required by any person or entity, including, without limitation, any Authority, in connection with the execution, delivery and performance by the Buyer or Parent of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a material adverse effect on the business of the Buyer or Parent taken as a whole.

         3.5. ISSUANCE OF PARENT COMMON STOCK.
              --------------------------------

         The Parent Shares to be issued to the Seller, upon delivery to the Seller and receipt of the certificates for the Shares by the Buyer, will be validly issued, fully paid and nonassessable. Parent has all requisite power and authority to issue, sell and deliver the Parent Shares in accordance with and upon the terms and conditions set forth herein; and all corporate action required to be taken by Parent for the due and proper authorization, issuance, sale and delivery of the Parent Shares has been validly and sufficiently taken. Upon delivery of the Shares by the Seller to the Buyer, the Parent Shares will be, upon issuance and delivery thereof, duly authorized, validly issued, fully paid and nonassessable.

         3.6 BUSINESS GENERALLY.
             -------------------

         Buyer is experienced in business and employs people knowledgeable in the Company's industry generally and the type of Company's business specifically, and such persons have made full investigation (including preparation of an appropriate business plan), regarding the purchase of the stock of Company and the industry in which Company conducts its business. Buyer acknowledges that Seller has not reviewed Buyer's business plan and makes no representation or warranty with respect thereto.

4. COVENANTS OF THE PARTIES

         4.1. CONDUCT OF BUSINESS OF THE COMPANY.
              -----------------------------------

         Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Seller will cause the Company to conduct its business and operations according to its ordinary and usual course of business, to preserve substantially intact its business organizations and to preserve its current relationships with customers, employees, suppliers and other persons with which it has significant business relations.

              (a) adopt any amendment to its articles of incorporation or bylaws;

              (b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or debt or other securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

              (c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

              (d) (i) excluding regularly scheduled principal payments, create, incur, assume or repay any long-term debt (including obligations in respect of capital leases), or, except in the ordinary course of business, create, incur, assume, repay, maintain or permit to exist any short-term debt; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

              (e) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock;

              (f) other than in the ordinary course of business, increase in any manner the compensation of any of its directors, officers or other employees;

              (g) (i) sell, transfer, or otherwise dispose of, or agree to sell, transfer, or otherwise dispose of, any properties or assets, real, personal or mixed, (other than inventory in the ordinary course of business) or (ii) mortgage or encumber any properties or assets, real, personal or mixed;

              (h) permit any of its current insurance policies to be canceled or terminated, unless replacement policies with equal or greater coverage are in full force and effect;

              (i) enter into other agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

              (j) make or enter into any commitment of the Company for capital expenditures for additions to property, plant, equipment or intangible capital assets; or

              (k) pay, lend or advance any amount to, or sell, transfer or lease any of the Company's properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers, directors, shareholders or employees or any affiliate or associate of any of its officers, directors, shareholders or employees;

              (l) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment identified in the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such items, except in the ordinary course of business and consistent with past practice; or

              (m) acquire any of the business or assets of any other person or entity;

              (n) agree in writing or otherwise to take any of the foregoing actions.

         4.2. NO SOLICITATION OF ALTERNATE TRANSACTION.
              -----------------------------------------

         From the date of this Agreement until Closing or termination as provided in Article 7 hereof, the Seller will not, and will ensure that the Company, its directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents will not, directly or indirectly, solicit or entertain offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, discuss, accept or consider any proposal of, any third party relating to the acquisition of the Company, its assets or business, in whole or in part. The Company will promptly inform the Buyer of any written inquiry (including the terms thereof and the identity of the third party making such inquiry) which it may receive in respect of the above and furnish to the Buyer a copy of any such written inquiry.

         4.3. FULL ACCESS TO BUYER.
              ---------------------

         Throughout the period prior to Closing, the Company and the Seller will cause the Company to afford to Buyer and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, access to the facilities, properties, books and records of the Company in order that Buyer may have full opportunity to make such investigations as it desires to make of the affairs of the Company. The Company will furnish such additional financial and operating data and other information as Buyer will, from time to time, reasonably request, including, without limitation, access to the working papers of its independent certified public accountants; provided, however, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the Seller herein.

         4.4. CONFIDENTIALITY OF INFORMATION.
              -------------------------------

         After the Closing, the Seller will hold in confidence all Intellectual Property Rights, trade secrets and other confidential or proprietary documents and information related to the Company or Buyer and will refrain from disclosing or using any such confidential information for Seller's own benefit (other than with respect to any decisions of Seller whether to hold or sell the Parent Shares to be received hereunder), or to or for the benefit of any third party. This obligation of confidentiality and non-use will not apply, or will cease to apply, to such information which is in the public domain as of the Closing Date or subsequently comes into the public domain through a source other than the Seller, or which is required to be disclosed by order of any court or governmental agency of competent jurisdiction.

         4.5. FILINGS; CONSENTS; REMOVAL OF OBJECTIONS.
              -----------------------------------------

         Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including, without limitation, obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including, without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

         4.6. FURTHER ASSURANCES; COOPERATION; NOTIFICATION.
              ----------------------------------------------

              (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of Buyer and without further consideration, the Company and Seller will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to vest in the Buyer good and marketable title to the Shares without further cost or expense to the Buyer.

              (b) The Seller will cause the Company to cooperate with Buyer to promptly develop plans for the management of the business after the Closing, including, without limitation, plans relating to productivity, marketing, operations and improvements, and the Company will further cooperate with Buyer to provide for the implementation of such plans as soon as practicable after the Closing. Subject to applicable Law, the Seller will confer on a regular and reasonable basis with one or more representatives of Buyer to report on material operational matters and the general status of ongoing operations. This obligation of Seller shall terminate at Closing.

              (c) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 4.

         4.7. DISCLOSURE OF DEVELOPMENTS.
              ---------------------------

         During the period prior to Closing, the Seller will promptly notify the Buyer of any event or development of which they acquire knowledge, which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Seller which has been rendered inaccurate by reason of such event or development.

         4.8. PRESS RELEASES AND ANNOUNCEMENTS.
              ---------------------------------

         Buyer and Seller agree that the existence, nature and terms and conditions of this Agreement and discussions between the parties regarding the transactions contemplated hereby will be treated as confidential by the parties. Accordingly, each party agrees that it will not make any public comment concerning or announcement of the transactions contemplated hereby prior to Closing and will take reasonable steps to restrict knowledge of the transactions contemplated hereby to those who need to know. Notwithstanding the foregoing, the parties acknowledge and agree that as a public company, Parent is subject to certain disclosure requirements under applicable securities laws. For this reason, Parent reserves the right to disclose the existence of and the status of negotiations at any time prior to Closing if it determines that the securities laws or the rules of any stock exchange require such disclosure; provided that each party will notify the other parties if it intends to make such a disclosure. Following the Closing, Parent and Buyer may make any and all such disclosures of the terms of this Agreement and the transactions contemplated hereby as they deem appropriate.

         4.9. TAX MATTERS.
              ------------

              (a) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, will be made after the date of this Agreement.

              (b) The Seller will, on the date hereof, provide the Buyer with any clearance certificates or similar documents which may be required by any state taxing authority in order to relieve the Buyer of any obligation to withhold any portion of the Acquisition Price or to assume any Liability with respect to sales taxes attributable to operations of the Company prior to the Effective Date.

              (c) The Seller and the Buyer will: (i) each provide the other, and the Buyer will cause the Company to provide the Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes; (ii) each retain and provide the other, and the Buyer will cause the Company to retain and provide the Seller, with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination; and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

              (d) Without limiting the generality of the foregoing, the Buyer will retain, and will cause the Company to retain, and the Seller will retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which are relevant to such returns for all tax periods or portions thereof ending before or including the date hereof and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. The Seller will request that records in the possession of their accountants be retained by them for the customary retention period established by the firm (but in no event less than ten (10) years) and that such records be made available to the Buyer upon its request.

              (e) Except as provided hereinbelow, the Company and the Seller will exercise complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding (at their sole cost and expense) that could result in a determination with respect to Taxes due or payable by the Buyer or the Company for which the Seller may be liable, or against which the Seller may be required to indemnify the Buyer or the Company pursuant to this Agreement. The Seller will promptly notify the Buyer if, in connection with any such inquiry, examination or proceeding, any government authority proposes in writing to make any assessment or adjustment with respect to items of Taxes of the Company, which assessments or adjustments could affect the Company following the date hereof, and will consult with the Buyer with respect to any such proposed assessment or adjustment. The Buyer will notify Seller in writing promptly upon learning of any such inquiry, examination or proceeding. The Seller will not enter into any settlement or litigation with respect to an inquiry, examination or proceeding without the prior written consent of the Buyer, which consent will not be unreasonably withheld. In the event the Seller is not diligent or reasonable in his handling, disposition or settlement of any such governmental inquiry, examination or proceeding, Buyer will have the right, at Seller's expense, to pursue any and all remedies and actions available to it relating to such governmental inquiry, examination or proceeding and Seller will no longer exercise any control over such governmental inquiry, examination or proceeding.

              (f) Each Party will pay its own sales, use, transfer or documentary taxes and recording and filing fees applicable to the transactions contemplated by this Agreement.

              (g) The Buyer and the Company will file and control any Tax Returns required to be filed by the Company for periods beginning on or after the Closing Date. The Seller agrees that he will provide, and will cause his accountants and other representatives to provide, to the Buyer on a timely basis the information, including, but not limited to, all work papers and records relating to the Company, that it or the accountants or other representatives have within their control and that may be reasonably necessary or related to: (i) the preparation of any and all Tax Returns, information returns and reports required to be filed by the Buyer or the Company with governmental agencies; and (ii) audits or other tax determinations or proceedings by or before such agencies, such information to be provided in the form in which it has in the past been maintained by the Company, the Seller, his respective accountants or other representatives.

         4.10. NON-COMPETITION COVENANT.
               -------------------------

              (a) Wayne G. Martin ("Martin") agrees that from the date hereof and for the period ending July 31, 2004 (the "Restricted Period"), Martin will not, for himself or on behalf of any person, partnership, trust, corporation or other entity, other than the Company, either as an employee, officer, director, partner, shareholder, consultant or independent contractor, directly or indirectly:

                  (i) act, manage, consult, advise, or in any other capacity whatsoever own, manage, or in any way "participate" in the operation of any business competitive with the business of the Company. For purposes of this subparagraph, the term "participate" shall mean, in addition to the capacities listed above, to carry on, or otherwise be engaged, or concerned or interested in, or act as a consultant or advisor to, either solely or jointly, or together with or as an employee, manager or agent for any other person;

                  (ii) engage in any business substantially similar to that
              carried on by the Company as of the date hereof within those areas in the United States and foreign countries in which the Company is doing business as of the date hereof or in which, at this time, the Company contemplates doing business;

                  (iii) engage in providing products or services or offering to provide products or services of the kind provided by the Company as of the date hereof for those customers of the Company for whom the Company: (A) is engaged in providing products or services as of the date hereof, or (B) has either provided products or services within the twelve (12) month period prior to the date hereof, or (C) has contacted, prior to or as of the date hereof, for the purpose of offering to provide products or services (all of which are hereinafter referred to as the "Customers");

                  (iv) solicit or attempt to solicit the Customers for the
              purposes of providing or offering to provide any products or services of a type which the Company provides or contemplates providing as of the date hereof, on behalf of those Customers, whether directly or through any other persons, partnerships, corporations or other entities; or

                  (v) solicit, interfere with or endeavor to entice away from the Company any employee of the Company.

              (b) Ownership by Martin, as a passive investment without any management role or other active involvement, of less than five percent (5%) of the outstanding shares of any company listed on a United States stock exchange or publicly traded in the over-the-counter market will not constitute a breach of this Section 4.10.

         4.11 ACCOUNTING ACCRUALS.
              --------------------

              Buyer and Seller hereby consent and agree to the expense accruals adjusting the net worth of the Company as described on Exhibit 4.11. They further agree to review, adjust and agree to any additional or new expense accrual as of Closing, and that none of the expense accruals as so agreed shall be a claim against Seller for any breach of a representation or warranty hereunder, or an adjustment to the purchase price for the Company Common Stock being purchased hereunder.

5. CONDITIONS TO THE BUYER'S OBLIGATIONS.

         Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Buyer to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         5.1. REPRESENTATIONS AND WARRANTIES TRUE.
              ------------------------------------

         The representations and warranties of the Seller contained in this Agreement, including, without limitation, in the Disclosure Schedule initially delivered to the Buyer, will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they shall be true and correct in all material respects at the Closing with respect to such date or period.

         5.2. PERFORMANCE.
              ------------

         The Seller will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Seller on or prior to the Closing.

         5.3. REQUIRED APPROVALS AND CONSENTS.
              --------------------------------

         All action required by Law and otherwise to be taken by the Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken. All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Buyer will have received copies thereof.

         5.4. ADVERSE CHANGES.
              ----------------

         No material adverse change shall have occurred in the business, financial condition, prospects, assets or operations of the Company since the Most Recent Balance Sheet.

         5.5. NO PROCEEDING OR LITIGATION.
              ----------------------------

         No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a Material Adverse Effect on the Company's business, financial condition, prospects, assets or operations.

         5.6. LEGISLATION.
              ------------

         No Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

         5.7. ACCEPTANCE BY COUNSEL TO THE BUYER.
              -----------------------------------

         The form and substance of all documents to be delivered at Closing hereunder will be reasonably acceptable to the Buyer and Oppenheimer Wolff & Donnelly, counsel to Buyer and Parent.

         5.8. CERTIFICATES.
              -------------

         The Buyer will have received such certificates of Seller, in a form and substance reasonably satisfactory to the Buyer, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 5 and such other matters as may be reasonably requested by the Buyer.

         5.9. NO OUTSTANDING EQUITY INTERESTS.
              --------------------------------

         The Seller will have caused the Company to terminate all outstanding stock options, warrants, convertible securities and other rights to acquire capital stock of the Company.

         5.10. DUE DILIGENCE.
               --------------

         The Buyer will have received all information requested by it pursuant to Section 4.3 of this Agreement, and shall be fully satisfied, determined in its absolute sole discretion, with the results of its due diligence conducted of Company, including, without limitation, review of Buyer's Phase I environmental report and Buyer's other all environmental investigation.

         5.11. ASSIGNMENT OF INVENTIONS.
               -------------------------

         The Seller and each employee of the Company will have assigned all of their inventions, trade secrets and know-how relating to the Company's business, to the Company, in a form and substance satisfactory to the Buyer.

         5.12. DELIVERY OF COMPANY STOCK CERTIFICATES.
               ---------------------------------------

         The Buyer will have received from Seller certificates representing the Shares, properly endorsed for transfer, with signature guaranteed if so requested by the Buyer.

         5.13. APPROPRIATE DOCUMENTATION.
               --------------------------

         Buyer will have received, in a form and substance reasonably satisfactory to Buyer, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Buyer may reasonably request.

         5.14. FINANCIAL STATEMENTS.
               ---------------------

         Buyer shall have received the Financial Statements of the Company referred to in Section 2.7 of this Agreement as being deliverable after the date hereof and before the Closing.

         5.15. FINANCING.
               ----------

         Buyer shall have received assurances of financing for the stock purchase satisfactory to Buyer.

         5.16. LEASE AND OPTION AND PUT FOR REAL PROPERTY.
               -------------------------------------------

         Wamar Products, Inc. and Rosamaria, L.L.C. shall have executed and delivered to the Buyer the Lease and Option and Put for Real Property in the forms of Exhibits 5.16.1. and 5.16.2.

         5.17. ABSENCE OF CERTAIN CHANGES.
               ---------------------------

         Except as set forth in the Disclosure Schedule, since the date of the Most Recent Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing,

              (a) the Company has not experienced any change which has had a Material Adverse Effect on the Company or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect on the Company;

              (b) the Company has not suffered any material loss, damage, destruction of property or assets or other casualty to property or assets (whether or not covered by insurance);

              (c) the Company has not suffered any loss of officers, directors, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a Material Adverse Effect on the Company; and

              (d) no event has taken place which if consummated following the date hereof would constitute a violation of Section 4.1 hereof.

         5.18. CUSTOMER.
               ---------

         Company shall not have received any notice (written or oral) that any material customer of the Company will terminate its relationship with the Company or, as the case may be, significantly decrease its business with the Company, as a result of the transactions contemplated by this Agreement or for any other reason.

         5.19. CONDUCT OF BUSINESS OF THE COMPANY.
               -----------------------------------

         During the period from the date of this Agreement to the Closing Date, the Buyer shall have been satisfied in their sole and absolute discretion that Seller has caused the Company to conduct its business and operations according to its ordinary and usual course of business, to preserve substantially intact its business organizations and to preserve its current relationships with customers, employees, suppliers and other persons with which it has significant business relations, and that there are no breaches any the obligations under
Section 4.1 hereof.

         5.20 ACCRUALS.
              ---------

         Seller and Buyer shall have agreed in writing as to the appropriate accounting expense accruals described in Section 4.11.

6. CONDITIONS TO OBLIGATIONS OF THE SELLER.

         Notwithstanding anything in this Agreement to the contrary, the obligations of the Seller to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         6.1. REPRESENTATIONS AND WARRANTIES TRUE.
              ------------------------------------

         The representations and warranties of the Buyer and Parent contained in this Agreement will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

         6.2. PERFORMANCE.
              ------------

         The Buyer and Parent will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Buyer and the Parent at or prior to the Closing.

         6.3. CORPORATE APPROVALS.
              --------------------

         All action required to be taken by the Board of Directors of both the Buyer and Parent to authorize the execution, delivery and performance of this Agreement by the Buyer and Parent and the consummation of the transactions contemplated hereby will have been duly and validly taken.

         6.4. ADVERSE CHANGES.
              ----------------

         No material adverse change shall have occurred in the business, financial condition, prospects, assets or operations of the Buyer or Parent since the date of this Agreement.

         6.5. NO PROCEEDING OR LITIGATION.
              ----------------------------

         No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby.

         6.6. OPINION OF SELLER' TAX COUNSEL.
              -------------------------------

         The Seller will have received an opinion from McShane & Bowie, P.L.C., tax counsel to Seller, dated the Closing Date, regarding the tax consequences of the transactions contemplated herein reasonably satisfactory to Seller.

         6.7. ACCEPTANCE BY COUNSEL.
              ----------------------

         The form and substance of all documents to be delivered to Seller at Closing hereunder will be reasonably acceptable to McShane & Bowie, P.L.C., counsel to the Seller.

         6.8. CERTIFICATES.
              -------------

         The Buyer will have furnished to the Seller such certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as the Seller may reasonably request.

         6.9. RECEIPT OF ACQUISITION PRICE.
              -----------------------------

         The Buyer shall have delivered to the Seller certificates for 200,000 of the Parent Shares.

         6.10. ACCRUALS.
               --------

         Seller and Buyers shall have agreed in writing as to the appropriate accounting expense accruals described in Section 4.11.

         6.11. MARKET VALUE OF PARENT SHARES.
               ------------------------------

         The Parent Shares to be delivered to Seller will have a minimum value reasonably acceptable to Seller at the Closing Date.

         6.12. LEASE AND OPTION AND PUT FOR REAL PROPERTY.
               -------------------------------------------

         Wamar Products, Inc. and Rosamaria, L.L.C. shall have executed and delivered to the Seller the Lease and Option and Put for Real Property in the forms of Exhibits 5.16.1 and 5.16.2 hereto.

7. TERMINATION AND ABANDONMENT.

         7.1. TERMINATION BY MUTUAL CONSENT.
              ------------------------------

         This Agreement may be terminated at any time prior to the Closing by the written consent of the Seller and the Buyer.

         7.2. TERMINATION BY EITHER THE SELLER OR BUYER.
              -----------------------------------------

         This Agreement may be terminated by either the Seller or Buyer if:

              (a) the Closing has not been consummated by 5:00 p.m. (Michigan time) on August 6, 1999 (provided that the right to terminate this Agreement under this Section 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

              (b) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing or permitting consummation of the Closing only subject to a condition or restriction unacceptable to Buyer and such order, decree, ruling or other action will have become final and nonappealable.

         7.3. TERMINATION BY BUYER.
              ---------------------

         This Agreement may be terminated at any time prior to the Closing Date by Buyer, if:

              (a) the Seller has failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement required to be performed or complied with by the Seller prior to the Closing Date;

              (b) any representation or warranty of the Seller contained in this Agreement is or becomes untrue or incorrect in a material way (except for changes permitted by this Agreement and those representations which address matters only as of a particular date that remain true and correct as of such date); or

              (c) Buyer is not fully satisfied (in its sole discretion) with the results of its due diligence conducted under this Agreement, including, without limitation, its Phase I Environmental Report or any other environmental investigation, and its inspection of the "premises" subject to the "Lease."

         7.4. TERMINATION BY THE SELLER.
              --------------------------

         This Agreement may be terminated prior to the Closing Date by action of the Seller, if:

              (a) the Buyer has failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement required to be performed on or complied with by the Buyer prior to the Closing Date;

              (b) any representation or warranty of the Buyer or Parent contained in this Agreement is or becomes untrue or incorrect in a material way (except for changes permitted by this Agreement and those representations which address matters as of a particular date that remain true and correct as of such date);

              (c) Seller is not fully satisfied (in his sole discretion) with the results of his due diligence of buyer and parent conducted under this Agreement.

         7.5. PROCEDURE AND EFFECT OF TERMINATION.
              ------------------------------------

         In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Seller or Buyer pursuant to this Article 7, written notice must be given to all other parties and this Agreement will terminate (other than Sections 4.2, 4.4, 4.8, 8.2, 8.3, 9.1, 9.2, 9.3 and 9.13)
and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

              (a) Upon request therefor, each of the parties hereto will redeliver all documents, workpapers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

              (b) No party will have any further obligation to the other party to this Agreement pursuant to the terms of this Agreement except for liability of any breach of this Agreement; and

              (c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

8. SURVIVAL; INDEMNIFICATION; RELEASE.

         8.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INVESTIGATION.
              ------------------------------------------------------

         All representations and warranties, covenants and agreements contained herein and in the exhibits hereto will survive the Closing for a period of two
(2) years after Closing, except that matters relating to Sections 2.16 and 2.17 shall continue until the expiration of the applicable statute of limitation provided by applicable Law, and any matter with respect to Section 2.21 shall survive after Closing for a period of five (5) years.

         8.2. INDEMNIFICATION BY THE BUYER.
              -----------------------------

         The Buyer agrees to indemnify, defend and hold the Seller harmless from and against any and all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding consequential damages, lost profits or punitive damages) or expense (including, but not limited to, interest, penalties, fees and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (collectively, "Seller's Loss" or "Seller's Losses" to which the Seller may suffer or incur, directly or indirectly, as a result from or in connection with:

              (a) any untrue representation of, or breach of warranty by, the Buyer in any part of this Agreement;

              (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of Buyer in this Agreement; and

              (c) any obligation for Taxes attributable to income of the Company for any period (or portion thereof) following the Effective Date.

         8.3. INDEMNIFICATION BY THE SELLER.
              ------------------------------

         The Seller agrees to indemnify Buyer and its subsidiaries and affiliates (including the Company following Closing) and each of their respective shareholders, officers, directors, employees, subsidiaries and affiliates (collectively the "Buyer Indemnified Parties") against all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding any claims for consequential damages, lost profits or punitive damages suffered directly by Buyer as opposed to consequential damages, lost profits or punitive damages paid by Buyer to a third party), Taxes, or expenses (including, but not limited to, interest, penalties, fees, and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (herein referred to collectively as "Buyer's Losses" or individually as a "Buyer's Loss") to which the Buyer Indemnified Parties may become subject to or which they may suffer or incur, directly or indirectly, as a result from or in connection with:

              (a) any untrue representation of or breach of warranty, by the Seller in any part of this Agreement;

              (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of the Seller in this Agreement;

              (c) any obligation for Taxes of the Seller for any period (or portion thereof) prior to the Effective Date;

         8.4. CLAIMS FOR INDEMNIFICATION.
              ---------------------------

              (a) General. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim shall arise for indemnification hereunder the Indemnified Party shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim (the "Notice"). The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby. For purposes of this Agreement, the date the Notice is first mailed or otherwise released for dispatch to the Indemnifying Party is hereinafter referred to as the "Notice Delivery Date."

              (b) Claims by Third Parties. With respect to claims made by third parties, the Indemnifying Party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

                  (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                  (ii) no Indemnifying Party shall consent to (A) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

                  (iii) if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within ten (10) business days after the Notice Delivery Date, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this
              Article 8; provided that the Indemnified Party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

              (c) Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

         8.5. RELEASE OF PRIOR CLAIMS.
              ------------------------

         The Seller hereby releases the Company, Buyer and their respective subsidiaries, officers, directors, shareholders, employees and affiliates (collectively, the "Released Parties") of and from any and all claims, complaints, causes of action or demands of whatever kind, known or unknown (collectively, the "Claims"), which the Seller has or may have against the Released Parties for any actions, conduct, decisions, behavior or events relating to or arising out of either of the Seller's status or relationship as an employee, officer, director or shareholder of the Company. The Seller understands that this release extends to, but is not limited to, Claims for breach of contract, breach of any express or implied promise, retaliation, breach of public policy, negligence, intentional infliction of emotional distress, defamation or any other tortious conduct or any Claims under the federal or state securities laws.

9. MISCELLANEOUS PROVISIONS.

         9.1. EXPENSES.
              ---------

         The Buyer and Seller shall bear their own costs and expenses, subject to the obligation of Wamar Products, Inc. to bear the costs and expenses of Seller to a maximum amount of $30,000, relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

         9.2. AMENDMENT AND MODIFICATION.
              ---------------------------

         Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

         9.3. WAIVER OF COMPLIANCE; CONSENTS.
              -------------------------------

         Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

         9.4. NO THIRD PARTY BENEFICIARIES.
              -----------------------------

         Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

         9.5. NOTICES.
              --------

         All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

         If to the Seller:                  Wayne G. Martin
                                            6816 Burton, S.E.
                                            Grand Rapids, Michigan 49546

         with a copy to:                    McShane & Bowie, P.L.C.
                                            1100 Campau Square Plaza
                                            99 Monroe Ave., N.W.
                                            P.O. Box 360
                                            Grand Rapids, Michigan  49501-0360
                                            Attn: Wayne P. Bryan, Esq.
                                            Facsimile:  (616) 732-5099

or to such other person or address as the Seller furnish to the Buyer in writing in accordance with this subsection.

         If to Buyer:                       Clarion Plastics Technologies, Inc.
                                            235 Central Avenue
                                            Holland, Michigan 49423
                                            Attn: William Beckman
                                            Facsimile: (616) 494-8888

         with copies to:                    Clarion Technologies, Inc.
                                            1901 N. Roselle Road, Suite 340
                                            Schaumburg, Illinois  60195
                                            Attn: Jack D. Rutherford
                                            Facsimile:  (847) 490-9950

                                            Oppenheimer Wolff & Donnelly
                                            500 Newport Center Drive, Suite 700
                                            Newport Beach, California 92660
                                            Attn: Teresa Tormey Fineman, Esq.
                                            Facsimile: (949) 719-6020

or to such other person or address as Buyer furnishes to the other parties hereto in writing in accordance with this subsection.

         9.6. ASSIGNMENT.
              -----------

         This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that the Buyer may assign its rights (but not its obligations) under this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of Buyer or to Parent.

         9.7. GOVERNING LAW.
              --------------

         This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Michigan (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation, matters of validity, construction, effect, performance and remedies.

         9.8. COUNTERPARTS.
              -------------

         This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.9. HEADINGS.
              ---------

         The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         9.10. ENTIRE AGREEMENT.
               -----------------

         This Agreement, the Disclosure Schedule, the Confidentiality Agreements dated May 6, 1999, copies of which are attached hereto as Exhibit 9.12 (the "Confidentiality Agreements") and the exhibits and other writings referred to in this Agreement, in the Disclosure Schedule or in the Confidentiality Agreements or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as the "Agreement". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all other prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement, including, but not limited to, the letter of intent dated May 6, 1999. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision shall become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

         9.11. INJUNCTIVE RELIEF.
               ------------------

         It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in Sections 4.2, 4.4, 4.8 and 4.10 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Sections 4.2, 4.4, 4.8 and 4.10 hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       "SELLER"


                                       ___________________________________
                                       WAYNE G. MARTIN


                                       "BUYER"

                                       CLARION PLASTICS TECHNOLOGIES,
                                       INC., an Ohio corporation

                                       By:_________________________________
                                          William Beckman, Chief Executive
                                          Officer

                                       "PARENT"

                                       CLARION TECHNOLOGIES, INC.,
                                       a Delaware corporation

                                       By:_________________________________
                                          Jack D. Rutherford, Chief Executive
                                          Officer